SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2011

FTI CONSULTING, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-14875	52-1261113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 South Flagler Drive, Suite 1500, West Palm Beach, Florida 33401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 515-1900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

During the quarterly period ended September 30, 2011, FTI Consulting, Inc. (“FTI” or the “Company”) conducted a re-examination of its accounting related to its Senior Managing Director Incentive Compensation Program and related agreements (“ICP”). This re-examination arose as part of a review of the treatment of unamortized compensation expense under the ICP in respect of two employees who retired during the third quarter. The Company will revise its accounting to reflect an acceleration of expense related to certain forgivable loans and/or share-based compensation awards and will correct an immaterial error in its previously issued 2006 through 2010 annual financial statements and its quarterly financial statements for the first and second quarters of 2011 by making adjustments to prior comparative period financial information beginning with its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. These corrections have no effect on revenue, cash or liquidity for any prior or future period, nor will they have an impact on the Company’s previously announced 2011 earnings guidance reaffirmed on August 4, 2011. These corrections have an immaterial effect on previously reported 2011 results of operations.

Background

The ICP is a program designed to compensate and retain the Company’s top senior managing directors. There are currently 82 employees who participate in this program. Employees who are invited to participate in the program are eligible to receive share-based compensation and forgivable loans on a discretionary or periodic basis. As a result of a re-examination of the ICP provisions related to retirement and non-renewal or resignation by the employee, and the corresponding non-compete periods, the Company determined that it should have recorded compensation expense for certain share-based awards and forgivable loans over a shorter period. The correction does not impact a share-based award’s grant date fair value or the vesting or forgiveness schedule, but will increase compensation expense in earlier periods when compared with the stated vesting period for certain share-based awards or loan forgiveness period for certain forgivable loans.

Description of Immaterial Correction

The Company has determined that the estimated cumulative impact of the correction, on a pretax basis, is approximately $30 million or $18 million after tax, which affects previously reported periods from 2006 through 2011. The adjustment will result in an increase to non-cash compensation expense and a corresponding increase to Additional Paid in Capital for share-based awards and decrease to Notes Receivable from Employees for forgivable loans in each of those years. On an annual basis, the estimated reduction to net income will be approximately $0.5 million in 2006; $1.6 million in 2007; $2.0 million in 2008; $3.2 million in 2009 and $6.0 million in 2010. For the first half of 2011, the impact is a reduction to net income of approximately $4.6 million.

The Company, after consultation with its independent registered public accountants, has concluded that the adjustments are not material to FTI’s reported financial results for any prior period. In accordance with Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” FTI will reflect the adjustments as an immaterial revision to previously issued financial statements and include the adjustments in future presentations of prior comparative period financial information, beginning with its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. No restatement of any of FTI’s historical financial statements will be required.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will result or be achieved. The Company’s actual results may differ from our expectations, beliefs and estimates. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FTI has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FTI CONSULTING, INC.

Dated: November 2, 2011	By:	/S/ ERIC B. MILLER
Eric B. Miller Executive Vice President, General Counsel and Chief Ethics Officer